Exhibit 10.1
LIFE TECHNOLOGIES CORPORATION
2010 INCENTIVE COMPENSATION PLAN
1.	Purpose. The purpose of this Plan is to provide certain employees of the Company and its subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Section 162(m).

2.	Definitions.
(a)	“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Bonus” means a cash payment (or other form of payment as determined by the Committee) made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below.

(d)	“Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group. The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(e)	“Change in Control” has the same meaning as change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation under Treasury Regulation section 1.409A-3(i)(5).

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation and Organizational Development Committee of the Board whose members shall qualify as “outside directors” within the meaning of Section 162(m).

(h)	“Company” means Life Technologies Corporation, a Delaware corporation.

(i)	“Disability” means, for purposes of this Plan, a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a long term disability income plan, if any, covering employees of the Company. Any determination of Disability under this Agreement shall be made by the Company’s Benefits Administration Committee.
(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k)	“Fiscal Year” means the twelve-month period from January 1 through December 31.

(l)	“Participant” means a Section 16 Officer.

(m)	“Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m).

(n)	“Performance Measure” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate, region, or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Committee: attainment of objective operating goals; attainment of research and development milestones; average invested capital; capital expenditures; cash conversion cycle; cash flow (including operating cash flow or free cash flow); change in assets; contract awards or backlog; controllable operating profit; cost of capital; credit rating; customer indicators; debt; debt reduction; earnings (which may be determined, and any derivative of earnings on this list hereafter, in accordance with U.S. Generally Accepted Accounting Principles, or successor accounting principle (“GAAP”), or adjusted to include or exclude any or all GAAP or non-GAAP items); earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; earnings per share; earnings per share from continuing operations, diluted or basic; earnings per share, diluted or basic; economic value added; employee metrics; employee satisfaction; expense reduction levels; gross margin; growth in any of the foregoing measures; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; improvement in workforce diversity; improvements in productivity; inventory turnover; market share; net asset turnover; net assets; net earnings; net operating profit; net or gross sales; new product invention or innovation; operating earnings; operating expenses; operating expenses as a percentage of revenue; operating margin; operating profit; overhead or other expense reduction; productivity; return on assets; return on capital; return on committed capital; return on equity or average stockholders’ equity; return on invested capital; return on investment;

return on net assets; return on sales; return on total assets; revenue (on an absolute basis or adjusted for currency effects); stock price; strategic plan development and implementation; succession plan development and implementation; total earnings; total shareholder return; and working capital.
(o)	“Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(p)	“Plan” means this Life Technologies Corporation 2010 Incentive Compensation Plan.

(q)	“Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Section 162(m).

(r)	“Section 16 Officer” means an employee of the Company or its Affiliates who is considered an officer of the Company within the meaning of Section 16 of the Exchange Act.

(s)	“Section 162(m)” means Section 162(m) of the Code, as amended, and rules and regulations promulgated thereunder.
3.	Eligibility. The individuals eligible to participate in this Plan for a given Performance Period shall be Section 16 Officers.

4.	Administration.
(a)	The Committee shall be responsible for establishing requirements that qualify compensation as Performance-Based Compensation. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder. In addition, the Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Committee may delegate its administrative tasks to the Company employees or others as appropriate for proper administration of this Plan consistent with the limitations imposed under Section 162(m).

(b)	Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.	Term. This Plan shall be effective as of January 1, 2010. Notwithstanding the foregoing, this Plan shall terminate unless it is approved at the Company’s 2010 annual stockholders meeting. Once approved by the Company’s stockholders, this Plan shall continue until the earlier of (a) a termination under Section 9 of this Plan, (b) the date any stockholder approval requirement under Section 162(m) ceases to be met or (c) the date that is five years after the stockholder meeting in 2010.

6.	Bonuses. Prior to the Predetermination Date for a Performance Period, the Committee shall designate or approve in writing, the following:
(a)	Performance Period;

(b)	Positions or names of employees who will be Participants for the Performance Period;

(c)	Targeted goals for selected Performance Measures during the Performance Period; and

(d)	Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.
7.	Determination of Amount of Bonus.
(a)	Calculation. After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Section 162(m)) the extent to which the targeted goals for the Performance Measure(s) applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula. The aggregate Bonus(es) payable to any Participant during any Fiscal Year shall not exceed U.S. $7 million.

To the extent permitted under Section 162(m), the Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude the effects of extraordinary, unusual, or non recurring items that occur during a Performance Period, including: (i) the effects of currency fluctuations, (ii) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release and Form 8-K filing relating to an earnings announcement, (iii) asset impairment, (iv) litigation or claim judgments or settlements, (v) the effect of changes in tax laws, accounting principles or other such laws or provisions affecting reported results, (vi) accruals for reorganization and restructuring programs, and (vii) any other extraordinary or non-operational items.

(b)	Right to Receive Payment. Each Bonus under this Plan shall be paid solely from general assets, including deferred stock units and/or treasury shares, of the Company and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
8.	Payment of Bonuses.
(a)	Timing of Distributions. The Company and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under a Company-approved deferred compensation plan or arrangement.

(b)	Distribution. The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), subject to the terms of Section 9, with respect to a specific Performance Period requires that the employee be an active employee on the Company’s or its Affiliate’s payroll on the day that the Bonus is paid, subject to the following:
(i)	Change in Control. Upon a Change in Control, the method in which a Bonus is paid shall be determined by the Committee in its sole discretion.

(ii)	Disability. A Participant who terminates due to Disability may receive a prorated Bonus; the method in which a Bonus is prorated shall be determined by the Committee in its sole discretion.

(iii)	Death. The estate of a Participant who dies prior to the end of a Performance Period may receive a prorated Bonus; the method in which a Bonus is prorated shall be determined by the Committee in its sole discretion.

(iv)	Leave of Absence or Non-Pay Status. A Participant may receive a prorated Bonus while on an approved leave of absence or non-pay status, as the Committee determines in its discretion; provided, however, that such prorated Bonus shall be based on the achievement of the Performance Measures established for that Participant for the applicable Performance Period and prorated based on the whole months that a Participant was an active employee during the Performance Period.
(c)	Change in Status. If a Participant who has a change in status during a Performance Period that results in being (i) ineligible to continue participating in this Plan, (ii) eligible for participation in this Plan after the beginning of a Performance Period or (iii) eligible in more than one variable pay plan, including this Plan, then such Participant may receive a prorated Bonus, if any, with respect to the applicable Performance Period; provided that the Committee will have the sole discretion to select the Participant who will receive a prorated Bonus pursuant to this Section 8(c). Notwithstanding the foregoing, the prorated Bonus that such Participant receives under this Section 8(c) shall be based on the achievement of Performance Measures established for that Participant for the applicable Performance Period and prorated based on the whole months that a Participant was a Section 16 Officer during the Performance Period.
(d)	Earning of Bonuses. Although payment of a Bonus may be made according to the terms and schedule set forth above in Section 8, the Participant shall not be deemed to have earned the Bonus until the Participant has satisfied all of his or her obligations to the Company.
9.	Amendment and Termination.
(a)	The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Company may amend, modify, suspend or terminate this Plan if any such action is required by law. To the extent required under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

(b)	In the case of Participants employed outside the United States, the Company or its Affiliate may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.
10.	Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

11.	No Additional Participant Rights. The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of the Company or any of its Affiliates, and the right of the Company and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for

Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. Unless contrary to applicable law or the terms of a written contract executed by an appropriate officer of the Company, it is expressly agreed and understood that the employment of a Participant is terminable at the will of either party, with or without notice.

12.	Successors. All obligations of the Company or its Affiliates under this Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.	Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

14.	Severability. If any portion of this Plan is deemed to be in conflict with local law, that portion of the Plan, and that portion only, will be deemed void under local law. All other provisions of the Plan will remain in effect. Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of the Plan, but the other provisions hereof shall remain in full force and effect.

15.	Governing Law. This Plan shall be governed by the laws of the State of Delaware.